Exhibit 99.1
Corporate Media Contact:
Kelley Childrey
Manning Selvage & Lee
323-866-6003
kelley.childrey@mslpr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical
858-550-9999
callen@artesmedical.com
ARTES MEDICAL ANNOUNCES ADOPTION
OF STOCKHOLDER RIGHTS PLAN
     San Diego, California June 16, 2008— Artes Medical, Inc. (Nasdaq: ARTE), a medical aesthetics company today, announced that its board of directors has adopted a stockholder rights plan which is intended to protect the Company and its stockholders from coercive takeover tactics and encourage anyone seeking to acquire control of the Company to negotiate a fair and appropriate enterprise value with the Company’s board.
     Mr. Christopher Reinhard, Executive Chairman commented that “the adoption of this plan is intended to facilitate negotiations with potential third party acquirers, more fully ensure a fair and orderly process and guard against a takeover by a third party on terms that would not be fair to or in the best interests of our stockholders by taking advantage of the Company’s current, inadequate stock price.”
     Continuing, Mr. Reinhard noted that “we believe the current market value of the Company’s stock does not reflect the intrinsic economic value of Artes Medical. ArteFill is the first and only FDA-approved nonresorbable dermal filler, supported by a 5-year safety and efficacy data, that is manufactured in the our San Diego-based 39,000 cGMP production facility and marketed and sold through our recently-expanded 42-person national sales team to over 1,000 trained ArteFill physicians. ArteFill is a uniquely positioned, highly-differentiated, premium-priced dermal filler. In recent months we have also made significant progress to streamline the Company’s operating and management structure, implemented cost cutting initiatives and, at the same time we are considering a variety of strategic alternatives, to enhance value for our stockholders. We believe that the impact of these actions is not reflected in our stock price.”

     Under the plan, one “right” will be distributed as a dividend on each share of Artes Medical common stock outstanding at the close of business on June 23, 2008. Subject to certain limited exceptions, if any person or group acquires 20% or more of the outstanding shares of Artes Medical without the prior approval of the board, then each right not owned by the person or group will entitle its holder to purchase, at the right’s then-current exercise price, one one-thousandth of a share of Artes Medical Series A participating preferred stock. In addition, if after any person or group has become a 20% or more stockholder, the Company is involved in a merger or other business combination with another person, each right will entitle its holder (other than such 20% or more stockholder) to purchase, at the right’s then-current exercise price, common shares of the acquiring company having a value of twice the right’s then-current exercise price.
     Any person or group who currently owns in excess of 20% of the Company’s outstanding common stock will not trigger the plan until such person or group acquires additional shares of common stock. At any time prior to the date of a public announcement of a triggering event, the board may redeem the rights in whole, but not in part, at a price of $0.00001 per right. The plan will be in effect for ten years, until June 12, 2018. A committee of independent directors of the board will assess whether the plan remains in the best interests of the Company and its stockholders at least every three years and may, at its discretion, make this assessment more frequently.
     The Company will file a Current Report on Form 8-K describing the plan with the Securities and Exchange Commission. The Form 8-K will include a copy of the preferred shares rights agreement governing the plan as an exhibit.
About Artes Medical, Inc.
     Artes Medical is a medical aesthetics company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
     This news release contains forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its ability to timely raise additional funds to support its operations, its ability to manage its operating expenses, its reliance on its sole FDA-approved product, ArteFill, its limited experience in commercializing ArteFill, its future receipt of FDA approval to extend the efficacy period of ArteFill beyond six months and eliminate the skin test requirement, and the risk that the Company’s revenue projections may prove incorrect because of unexpected difficulty in generating sales and market acceptance of ArteFill, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release.  A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
     Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc.
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